Exhibit 99.1

  Tianli Agritech Reports First Quarter 2013 Results

WUHAN CITY, China, May 13, 2013 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced its financial results for the first quarter ended March 31, 2013.

Mrs. Hanying Li, Chairwoman and CEO of Tianli Agritech commented, "The hog industry continued to face headwinds as retail pork prices remained depressed during the first quarter of 2013.The recent outbreak of H7N9 bird flu in certain regions in China also negatively affected consumer confidence and caused a temporary shift in consumer preference away from pork, putting further pressure on the hog industry. As a result, the average selling prices for both breeder and market hogs remained at the low levels of the fourth quarter of 2012 and decreased 7% and 8%, respectively, from the same period of last year. Despite these challenges, our revenue grew on both a year-over-year and sequential basis in the first quarter of 2013 as we sold more breeder hogs and market hogs which more than offset the decline in hog prices."

Mrs. Li continued, "Our black hog program continued to progress well. We completed the construction of 120 farms during the first quarter of 2013, which brought our total count of completed farms to 765 in Enshi Prefecture. We plan to fund and construct up to an additional 33 farms in the second quarter of 2013. Since the third quarter of 2012, we have sold 4,585 black hogs generating over $1.1 million in revenue. With our recent entry into the Beijing and Wuhan markets, we are excited about the prospects for our black hog program and expect it to contribute meaningfully to our revenue and earnings in 2013."

Q1 2013 Highlights:

	For the Three Months Ended March 31,
($ thousands, except per share data)	2013	2012	% Change
Revenue	$7,387	$6,706	10%
Gross margin	10.9%	19.4%	-44%
Operating margin	-1.8%	10.0%	-118%
Net income for common shareholders	(110)	707	-116%
Diluted earnings per share	(0.01)	0.07	-114%

Revenue for the first quarter of 2013 increased 10% to $7.39 million from the same period of 2012. This increase was primarily the result of selling more breeder hogs and market hogs, partially offset by declines in the average selling prices for both breeder hogs and market hogs. The Company sold a total of 32,513 breeder and market hogs over the course of the first quarter of 2013, compared to 27,095 hogs for the same period of 2012. Revenue for the first quarter of 2013 from breeder hog sales increased 6% to $2.13 million with number of breeder hogs sold increasing 14% to 7,690 hogs and the average selling price of breeder hogs decreasing 7% to $277 per hog. Revenue for the first quarter of 2013 from market hog sales increased 12% to $5.26 million from $4.69 million for the same period of 2012 as number of market hogs sold grew 22% to 24,823 hogs and the average selling price of market hogs declined 8% to $212 per hog. The decline in average selling prices of both breeder and market hogs was mainly due to market fluctuations. The recent outbreak of bird flu (H7N9) in certain regions of China also affected pork demand and price. During the first quarter of 2013, the Company sold 1,825 black hogs to retailers in the Beijing market generating $0.45 million in revenue.  The sales of black hogs are included in the market hogs category in the table below.

	For the Three Months Ended March 31,
	2013			2012
	No. of Hogs Sold	Average Price/Hog ($)	Sales($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales($ thousands)
Breeder hogs	7,690	$277	$2,129	6,766	$298	$2,017
Market hogs	24,823	212	5,257	20,329	231	4,689
Total	32,513	227	7,387	27,095	248	6,706

Gross profit for the first quarter of 2013 was $0.81 million, a 38% decrease from the same period of last year. Gross margin of 10.9% compared to 19.4% for the same period of 2012. The combination of higher feed costs and lower hog selling prices contributed to the decrease in gross margin. The gross margins for breeder hogs and market hogs were 30% and 3%, respectively, for the first quarter of 2013, versus 31% and 15%, respectively, for the same period of last year.

Selling, general and administrative expenses increased by $0.31 million to $0.94 million for the first quarter of 2013. The increase was primarily related to our black hog program. Operating margin of (1.8%) for the first quarter of 2013 compared to 10.0% for the same period of last year.

Net loss from continuing operations for the first quarter of 2013 was $0.18 million, compared to net income of $0.71 million for the same period of 2012. The decrease was primarily the result of the deterioration in gross margin and increase in selling, general and administrative expenses as explained above. After allocating net loss attributable to non-controlling interest, net loss attributable to common shareholders for the first quarter of 2013 was $0.11 million, or a loss of $0.01 per diluted share. This compared to net income attributable to common shareholders of $0.71 million, or $0.07 per diluted share for the same period of last year.

As of March 31, 2013, the Company had cash and cash equivalents of $7.98 million, compared to $7.48 million as of December 31, 2012. Working capital as of March 31, 2013 was $9.21 million as compared to $8.98 million at December 31, 2012. Cash flow from operations was $0.93 million for the first quarter of 2013, down from the $2.04 million for the same period of last year.

Recent Developments

On May 6, 2013, the Company began to sell Tianli-XiduheiTM black hog products in Wuhan City through NEWSTAR supermarket as well as three LAO NONG MIN retail stores.

On February 6, 2013, the Company received a letter from The NASDAQ Stock Market notifying the Company that it is not in compliance with Marketplace Rule 5450(a)(1) regarding the minimum closing bid price requirement. The Company has until August 5, 2013 to regain compliance.

On January 28, 2013, Tianli-Xiduhei® black pork meat made its official debut at HUA LIAN and YONG HUI supermarket chains in Beijing. As of March 31, 2013, the Company had sold 1,825 black hogs in Beijing generating $0.45 million in revenue.

On January 18, 2013, one of the Company's subsidiaries, Hubei Tianzhili Black Hog Breeding Inc., set up a wholly owned subsidiary with limited liabilities, Hubei Tianzhili (Hefeng) Black Hog Breeding Co., Ltd., in Hefeng City, Enshi Prefecture.

Black Hog Program Update

In May of 2011, Tianli announced the development of its Black Hog program through which Tianli will breed and sell high-value black hog products.  Black hog meat is known for its increased nutritional value and better taste and thus commands a premium to white hog meat sold at retail.  The Company will work with all of its farmers and farming co-ops in the Enshi Prefecture in Hubei Province to ensure that the quality of the breed is maintained and to develop standardized programs for the feed and care of the hogs. As part of this effort, Tianli will develop an appropriate feed mix, which the farmers will purchase from the Company. To be eligible to participate in the program farmers will need to be able to maintain no less than 6 sows or produce at least 100 black hogs per year. By March 31, 2013, the Company had provided funds totaling $12.67 million and completed the construction of 765 farms for local farmers. The Company plans to fund and construct up to an additional 33 farms in the second quarter of 2013. The Company plans to achieve a production capacity of 30,000~50,000 black hogs during 2013 with a long run target annual capacity of 1 million hogs.

The Company expects to benefit from the program in a number of ways, principally by reselling the black hogs purchased from the participating farmers and by providing the farmers with necessary feeds. In January 2013, the Company began to sell black hogs in Beijing. In May 2013, the Company began to sell its branded black hog meat cuts through retail outlets in Wuhan, Hubei province.

Earnings Conference Call

Tianli will host an earnings conference call and live webcast covering its first quarter financial results at 8:00 a.m. Eastern Time (New York) on May 14, 2013, which is also 8:00 p.m. in Beijing on May 14. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "Tianli 1Q13".

Conference Call
Date:	Tuesday, May 14, 2013
Time:	8:00 am EDT, U.S.
U.S. Dail-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	Tianli 1Q 2013
Webcast Link:	http://services.choruscall.com/links/tianli130514.html

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through May 24, 2013. To listen, please call +1-877-344-7529 within the United States or +1-412-317-0088 if calling internationally.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
	2013	2012
Sales	$7,386,534	$6,706,421
Cost of goods sold	6,581,233	5,404,414
Gross profit	805,301	1,302,007
Operating expenses:
General and administrative expenses	902,498	633,467
Selling expenses	36,042	-
Total operating expenses	938,540	633,467
Income (loss) from operations	(133,239)	668,540
Other income (expense):
Interest expense	(166,817)	(93,666)
Subsidy income	95,589	134,647
Other income (expense)	25,904	1,833
Total other income (expenses)	(45,324)	42,814
Income (loss) before income taxes	(178,563)	711,354
Income taxes	-	-
Net income (loss) from continuing operations	(178,563)	711,354
Discontinued operations:
Loss from operations of discontinued component, net of taxes	-	(4,656)
Net income (loss)	(178,563)	706,698
Add:
Net loss attributable to the noncontrolling interests	68,495	-
Net income (loss) attributable to Tianli Agritech Inc. and Subsidiaries	$(110,068)	$706,698
Earnings per share - basic and diluted:
Continuing operations - Basic & diluted	$(0.02)	$0.07
Discontinued operations -Basic & diluted	$-	$-
Weighted-average shares outstanding, basic and diluted	11,194,000	10,135,000
Comprehensive income:
Net income (loss) attributable to Tianli Agritech Inc. and Subsidiaries	$(110,068)	$706,698
Unrealized foreign currency translation adjustment attributable to Tianli Agritech Inc. and Subsidiaries	252,565	247,805
Comprehensive income	$142,497	$954,503

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2013	2012
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$7,976,673	$7,477,205
Accounts receivable	187,646	158,047
Inventories	10,767,087	10,232,893
Advances to suppliers	11,968	189,094
Prepaid expenses	137,414	237,247
Restricted cash	797,881	793,512
Other receivables	202,457	208,325
Total Current Assets	20,081,126	19,296,323
Plant and equipment, net	25,722,163	24,400,573
Construction in progress	480,244	1,655,901
Biological assets, net	4,089,522	4,357,846
Long-term prepaid expenses	1,662,590	1,681,488
Intangible assets, net	1,481,424	1,485,773
Total Assets	$53,517,069	$52,877,904
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$7,141,033	$7,101,935
Accounts payable and accrued liabilities	187,658	190,811
Other payables	3,417,093	2,893,332
Due to related party	126,363	125,842
Total Current Liabilities	10,872,147	10,311,920

Stockholders' Equity:
Common stock ($0.001 par value, 50,000,000 shares authorized,
11,194,000 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively)	11,194	11,194
Additional paid in capital	14,888,470	14,888,470
Statutory surplus reserves	2,416,647	2,416,647
Retained earnings	21,472,209	21,582,277
Accumulated other comprehensive income	2,857,367	2,604,802
Stockholders' Equity - Tianli Agritech Inc. and Subsidiaries	41,645,887	41,503,390
Noncontrolling interest	999,035	1,062,594
Total Stockholders' Equity	42,644,922	42,565,984
Total Liabilities and Stockholders' Equity	$53,517,069	$52,877,904

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Three Months Ended March 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(178,563)	$706,698
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	800,471	674,203
Amortization of prepaid expenses	100,446	74,705
Bad debt expense	-	16
Stock-based compensation	-	5,343
Changes in operating assets and liabilities:
Accounts receivable	(28,681)	3,040
Inventories	(317,839)	(121,318)
Advances to suppliers	79	(138,263)
Prepaid expenses	-	69,016
Other receivables	7,003	75
Accounts payable and accrued payables	(4,196)	(50,934)
Other payables	546,572	815,144
Total adjustments	1,103,855	1,331,027
Net cash provided by operating activities from continuing operations	925,292	2,037,725
Net cash provided by operating activities from discontinued operations	-	(1,146)
Net cash provided by operating activities	925,292	2,036,579
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in construction in progress	-	(1,331,897)
Purchase of biological assets	(58,570)	(351,879)
Purchase of plant and equipment	(432,941)	(46,631)
Net cash used in investing activities	(491,511)	(1,730,407)
CASH FLOWS FROM FINANCING ACTIVITIES
Due to An Puluo	-	(7,996)
Net cash provided by financing activities	-	(7,996)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	65,687	(28,049)
NET INCREASE IN CASH	499,468	270,127
CASH, BEGINNING OF YEAR	7,477,205	6,518,533
CASH, END OF YEAR	$7,976,673	$6,788,660
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$173,021	$100,082
Income tax paid	$-	$-